Exhibit 99.2

Accelerate Diagnostics, Inc.

Third Quarter 2022 Earnings

Monday, November 14, 2022, 4:30PM

CORPORATE PARTICIPANTS

Laura Pierson - IR

Jack Phillips - President, CEO

Steve Reichling - CFO

Accelerate Diagnostics, Inc.
Monday, November 14, 2022, 4:30PM

PRESENTATION

Operator

Good afternoon, and welcome to the Accelerate Diagnostics Inc. Third Quarter 2022 Earnings Call. All participants will be in a listen-only mode. Should you need any assistance, please signal a conference specialist by pressing the star key followed by zero. Please note, this even is being recorded.

I would now like to turn the conference over to Laura Pierson, Investor Relations. Please go ahead.

Laura Pierson

Before we begin, it is important to share that information presented during this call may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include projections, statements about our future and those that are not historical facts. All forward-looking statements that are made during this conference call are subject to risks, uncertainties and other factors that could cause our actual results to differ materially. These are discussed in greater detail in our annual report on Form 10-K for the year ended December 31st, 2021, and other reports we file with the SEC.

It is my pleasure to now introduce the company's President and CEO, Jack Phillips.

Jack Phillips

Thank you, Laura. Good afternoon, everyone, and welcome to our third quarter earnings call. On today's call, we will discuss progress with the Becton, Dickinson commercial partnership, the regulatory status of Arc and our third quarter results. Before providing additional detail on each of these areas, I'd like to hand it over to our Chief Financial Officer, Steve Reichling to review our third quarter financial results. Steve?

Steve Reichling

Thank you, Jack, and good afternoon, everyone. Net sales were $3 million for the quarter and $9.8 million year-to-date. This compares to $3.1 million and $8.4 million for the same periods in the prior year. This represents a slight decline quarter-over-quarter and 16% growth year-to-date. This decline is due to fluctuations in the timing of capital revenue. Meanwhile, recurring revenues continue to grow sequentially quarter-over-quarter and over comparable periods from the prior year.

Cost of goods sold were $2.2 million for the quarter and $7.1 million year-to-date, resulting in gross margins of 27% and 28%, respectively. This compares to cost of goods sold of $2.1 million and $5.5 million and gross margins of 32% and 35% respectively, during the same periods in the prior year. The decline in gross margins resulted from continued inflation of production costs and other factors.

Selling, general and administrative expenses, excluding noncash stock-based compensation expense, were $7.3 million for the quarter and $23.9 million year-to-date. This compares to $7.5 million and $23.3 million from the same periods in the prior year. SG&A remains relatively unchanged over these periods. Noncash stock-based compensation expense in SG&A was $0.9 million in the quarter and $6.6 million year-to-date. This compares to $3.3 million and $14.5 million from the same periods in the prior year.

Accelerate Diagnostics, Inc.
Monday, November 14, 2022, 4:30PM

Research and development costs, excluding noncash stock-based compensation expense, were $7.1 million for the quarter and $19.8 million year-to-date. This compares to $4.4 million and $13 million from the same periods in the prior year. These increases were the result of accelerating investment in our next-generation AST platform. This included the cost of several next-gen AST instruments and the purchase of equipment to finalize our semi-automated consumable line.

Noncash stock-based compensation expense in R&D were $0.2 million for the quarter and $1.1 million year-to-date. This compares to $0.3 million and $4.3 million from the same periods in the prior year. Our net loss, excluding noncash stock-based compensation expense was $14.5 million for the quarter and $39.5 million year-to-date. Our GAAP net loss was $15.7 million for the quarter and $47.7 million year-to-date, resulting in a net loss per share of $0.18 and $0.62, respectively.

Net cash used was $14.3 million for the quarter and $41.1 million year-to-date, excluding cash flows from financing. We ended the quarter with cash and investments of $55.4 million. Based on the recent reduction of our direct sales force, we anticipate our quarterly burn to reduce starting in the fourth quarter.

After equitizing and refinancing a majority of the outstanding convertible debt, we have approximately $56 million that remains due in March of 2023. This remains a significant overhang that we are working diligently to address and hope to resolve with the cooperation of our debt holders. However, in these difficult markets, there is no guarantee regarding what terms of any resolution might be.

As a reminder, we have $4 million from a previously announced insider financing round now due to us in December after several extensions. In addition, our global commercial partnership with Becton, Dickinson, includes a $15 million upfront exclusive license fee. This fee is to be paid over the term of the agreement with the first $3 million to be paid upon the start of commercialization.

I will now hand it back to Jack to review our third quarter results in greater detail. Over to you, Jack.

Jack Phillips

Thanks, Steve. I will quickly cover our third quarter commercial results and then turn to updates on Arc the BD partnership and our next-generation AST platform development. In the third quarter, we continued to see global conditions for selling our products gradually improve. This is the result of a slowly normalizing post-pandemic hospital environment and growing buzz from our BD partnership.

Hospitals are slowly regaining their footing and seeing their patient mix improve. This has contributed to a full return to pre-pandemic levels of bloodstream infection testing and more predictable customer consumable purchases. What has been slower to recover is hospital staffing levels. Record turnover persists, resulting in high vacancy rates throughout the hospital, including a lack of adequate lab technicians. This continues to negatively impact hospital's ability to take on new projects, and as a result, our ability to close new business.

Accelerate Diagnostics, Inc.
Monday, November 14, 2022, 4:30PM

Our counterparts at BD see this challenge as an opportunity. BD is a leader in lab automation and bolstered with Accelerate's products can offer improved end-to-end workflow solutions to both reduce time to result and free up scarce resources. Since announcing the partnership, we have received significant positive feedback from current and prospective customers about the potential of bringing our two product portfolios together.

Despite hospital staffing challenges, a smaller U.S. sales team and a focus on BD integration, the U.S. contracted six new Pheno instruments and brought another nine Pheno instruments live. We ended the quarter with a revenue-generating installed base of 323 Pheno instruments and a backlog of 79 Pheno instruments pending implementation.

Additionally, during the quarter, we added several Arc evaluations and moved several customers to commercial contracting after successful Arc evaluations. Clearly, these accounts predated our pause on Arc commercial activity in the U.S. due to ongoing regulatory discussions with the FDA. I will expand upon the regulatory status of Arc momentarily.

In EMEA, commercial progress remained steady. We added several new contracted and clinically live customers and grew our annuity per customer. We also sold several Arc instruments during the quarter. These factors contributed to global revenues consistent with our internal forecast for the quarter.

In October, we announced that we have been in recent discussions with the FDA regarding the regulatory status of Arc in the U.S. Before getting into the current status of these discussions, near-term impacts, and the likely path to resolution, I'd like to provide a bit of context in history. There are two regulatory pathways for invitro diagnostic devices. Class I registration and Class II clearance. Class I devices present lower risk and are generally simpler and don't confer specific diagnostic claims. These devices can be registered directly with the FDA. Class II devices require a manufacturer to demonstrate equivalents to another similar legally marketed device through a premarket approval process known as a 510(k).

Arc is a unique product in the market, and it concentrates and cleans samples for downstream applications. It also provides no specific diagnostic result but adds value to other diagnostic results. Based on our regulatory assessment, we determine that Arc is a Class I device and registered it as such with the FDA. After collaborative discussions with the FDA, they would like us to file the Arc as a Class II 510(k).

The FDA acknowledged Arc creates a new device category and therefore, will be creating a unique code under which to file. We are still in active dialogue around the particulars of data to be submitted and associated timelines. In the near term, this news complicates our efforts to commercialize Arc in the United States but has no impact on sales efforts in EMEA. As mentioned previously, the potential for Arc is significant in Europe, and we sold our first instruments there during the quarter.

In the U.S., we will continue to work with our leading evaluation sites on a research-use-only basis to generate and publish data on Arc. They continue to have a positive experience with the product in an experimental setting for improving lab workflows. In a recent CAP TODAY article, Margie Morgan, Director of Clinical Microbiology, Pathology and Laboratory Medicine at Cedars-Sinai stated the Arc has met the lab efficiency goals. Some 99% of the time, the system supplies a usable, nonviable liquid pellet and the instrument functions without problems. We've not had any operational issues.

Accelerate Diagnostics, Inc.
Monday, November 14, 2022, 4:30PM

We had several U.S. customers in the contracting phase, which we plan to close in the fourth quarter, and which are now on hold. Due to these delayed capital revenue opportunities, we now expect to come in just below the low end of our revenue guidance of $13 million to $14 million for the year. It remains too soon to estimate any impacts in 2023 due to ongoing discussions with the FDA and a pending assessment on how much BD's EMEA team could sell in 2023 to compensate.

We have been fully transparent with BD throughout this process, and they have indicated they remain fully committed to the partnership. Last quarter, we announced the formation of an exclusive global commercial partnership with Becton, Dickinson. BD is the global leader in microbiology with over $1.1 billion in annual revenues. They have thousands of customers spanning most countries globally. Nearly every clinical microbiology lab in the world uses at least one of their products.

To recap, there are three drivers for joining forces with BD. First, to significantly improve our commercial reach, both in the U.S. and abroad. Second, to improve our selling effectiveness by combining offerings with the BD suite of products; and lastly, to collaborate on future innovation. Now deep into the commercial integration process, we continue to believe this partnership will translate into greater market penetration resulting in higher sales for both companies.

During the past few months, we have had significant access to BD sales leadership and members of their global sales teams. We continue to be impressed by their expertise and breadth. Becton, Dickinson has the largest direct sales force in microbiology. In the United States, their sales force is 4x the size of Accelerate's. Their broad coverage allows them to call on every microbiology lab in the country. Training of their sales force on our products and alignment on go-to-market strategies are nearly complete.

Outside of the U.S., the expansion of global coverage is even more profound. Currently, we are in 18 countries in Europe and the Middle East. BD is a global powerhouse with over 50% of its revenues outside of the United States. BD has some 200 direct sales reps in EMEA and a large logistics and distribution network.

The second driver for entering into the agreement is to improve our commercial effectiveness. We anticipate higher close rates and improved deal economics through greater stakeholder access and product synergies. While we haven't officially kicked off joint commercial efforts, we are already seeing inbound interest from prospective customers and doors are being opened through BD's relationships. With BD's broad existing portfolio and the addition of Accelerate's products, we are creating the best end-to-end solutions for microbiology to drive market share growth.

The third driver for entering this partnership is to collaborate on future product development efforts. There is particular interest in these early days of the partnership to connect our products to BD's Synapsis lab software system. Early scoping discussions on Synopsys has begun. Additionally, there is excitement around our next-generation platform development.

We have achieved design lock on the instrument and consumable. The graphic user interface has been finalized, and several more alpha units are now built, and we began running samples and analyzing data. Given the progress to date, we are increasingly confident on our ability to have a clinical trial data readout on positive blood in 15 to 18 months. This would put us on track for a U.S. launch in 2024.

Accelerate Diagnostics, Inc.
Monday, November 14, 2022, 4:30PM

As a reminder, the low cost and high throughput design of this next-gen AST system will address all susceptibility testing. This is a 10x increase over Pheno's current addressable testing volumes. In turn, this system will bring material increases to annuities at a higher gross margin.

We are driving toward going commercially live with BD, initially Pheno in the U.S. and Arc plus Pheno in EMEA in early 2023. Accordingly, we are not expecting any commercial benefits from this partnership in the current fiscal year. We do, however, see potential for significantly improved customer contracting, higher revenues and materially reduced cash burn in 2023 and beyond.

In summary, the pause on Arc commercialization in the U.S., staffing challenges at hospitals and an upcoming debt maturity are headwinds which we are working to resolve each day. We believe the Arc situation will be resolved efficiently and in the longer term, represent only a speed bump to years of success selling this important workflow device. Our partnership with BD will increase our commercial breadth and effectiveness through bringing workflow solutions to today's labor shortages. And with respect to our capital structure, we are doing everything we can in a tough market to resolve the most significant overhang faced by the company over the past several years.

We are maintaining a laser focus on ensuring BD's success and delivering a market-leading next-generation AST system. We made great progress on these priorities during the quarter and remain enthusiastic about their potential to transform the company.

I would now be happy to answer questions from our analysts. Should others on the call have questions not addressed, we would welcome you to send these questions or a request for a follow-on meeting to investors@axdx.com.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session. Your first question comes from Andrew Brackmann with William Blair. Please go ahead.

Andrew Brackmann

Hi, guys. Good afternoon. Thanks for taking the question. Certainly, a lot of detail there in the script about sort of the ongoings with the BD relationship. But maybe just here a few months in, can you just maybe peel back the onion a little bit and talk a bit more about some of those early signs of success that you've talked about there? Anything in particular you might want to call out just as you bring the teams together here? Thanks.

Jack Phillips

Sure, Andrew. Thanks for the question. Yeah, I would love to take that one and Steve can jump in where appropriate. Gosh, I can't say enough about the great start that we've had with our BD partnership. It's frankly everything that I thought it would be wonderful collaboration from the top. So, from senior leadership all the way down through the commercial organizations, both in the U.S. and in EMEA, it's really been phenomenal collaboration.

Accelerate Diagnostics, Inc.
Monday, November 14, 2022, 4:30PM

Let me give you a few specifics, Andrew. I guess first of all, both organizations have set up project offices. We have a dedicated leader, senior leader within Accelerate that's leading the efforts across our organization as does BD, both in the U.S. and in EMEA. The work we're doing right now is focused on a number of areas. One is to really align the marketing organizations on putting together the proper bloodstream infection story, the tremendous impact that both companies can have, both with BD products and the Accelerate products in really repositioning the market for bloodstream infection with our solutions. So that work is ongoing.

The next comment I would say is training, training and training. We've been working with the sales organizations in the U.S. as well as EMEA. We've been actively--we've collected wonderful--we put together wonderful training modules for the BD sales folks. And I would say our team is also going through training to learn about the BD products and solutions as well. That's been done virtually at this point. This week in Athens, in EMEA. In Athens, Greece, there's a sales meeting for that region. Accelerate team is there, and we'll be doing training on-site there.

And then next month, we'll also be doing training face-to-face with the BD sales team of the U.S., and that will happen in Florida the first week in December. And then from there, we are actually working on the many different aspects of bringing the organizations together, the back-office type things, how do you do deals, how do you put together proposals, et cetera, et cetera.

And then from that, we're looking to go commercially live here early in 2023.

Does that answer your question, Andrew? Can I provide any more color there?

Andrew Brackmann

No, that was great. And certainly, a lot for you guys to be working on, so excited to hear about those updates. As it relates to Arc, can you maybe just sort of level set us on how you view that product, particularly in EMEA and Europe. I think in the past, you sort of talked about prevalence of MALDI there and sort of the market opportunity. Can you just sort of give us an update on how you're thinking about that maybe in light of the FDA situation here?

Jack Phillips

Yeah. Sure. Sure. So just to be clear, as I indicated in my prepared comments, we are on market in EMEA. The FDA work that we're doing in the U.S., it's paused our efforts in the U.S. does not impact EMEA. So, we are preparing right now the same as we would have been a month ago or two months ago with regard to launching in EMEA. We've already sold a couple of Arc units in Italy. Those are under evaluation. Those are getting live right now.

And I would say, there is a tremendous opportunity in EMEA for MALDI. MALDI is a very, very well-established platform across all countries in Europe and the Middle East. There is no automation for front-end, preparing the front end for MALDI there, and we will be using Arc--they will be using Arc for that to prepare those most valuable samples. And we expect--again, we expect to have a very, very solid market for MALDI in European countries as well as the Middle East.

Andrew Brackmann

Okay. And then just last one for me. Steve, it sounds like you're sort of still going through some of the diligence and work as it relates to the converts. I think it's $56 million you said, due March '23. How should we be thinking about you guys providing updates around sort of steps with dealing with that. Thanks.

Accelerate Diagnostics, Inc.
Monday, November 14, 2022, 4:30PM

Steve Reichling

Yeah. It's certainly a daily focus of mine and of Jack's, and there's two significant work streams there. One is we're pursuing opportunities around venture debt, and at the same time, we're working with our existing bondholders. And so that's probably as much detail as I can provide right now, but it is a laser focus of ours, and we are optimistic of a reasonable resolution.

Andrew Brackmann

Got it. Thanks, guys.

Jack Phillips

Thanks, Andrew.

Operator

Your next question comes from Alex Nowak with Craig-Hallum Capital Group. Please go ahead.

Connor Stevenson

Great. Good afternoon, everyone. This is Connor on for Alex. Thanks for taking the questions here. I guess just starting first on expenses. Just some more granularity on where OpEx spend can go from here just on a quarterly basis and into '23, just especially as the BD relationship might not get going until early '23. It would just be helpful to hear kind of some levers you can pull in the short term to preserve some cash here.

Jack Phillips

Steve, do you want to go ahead and take that?

Steve Reichling

Sure. So, the first thing to say, like we mentioned in the script, is the BD partnership is an opportunity to reduce our sales and marketing. And so, we've taken some measures there. We'll start to see the benefits of that in the fourth quarter. Also, in R&D, this was a very heavy year for our next-generation AST program, with a lot of money spent on third-party external engineers. And we expect that external engineering will come down in the new year, and we'll have some offset to a degree yet undetermined for clinical trials.

But to take it a level deeper than that, we'll probably have to wait for January when we roll out our net burn guidance. But we are expecting it to be a material reduction in net cash burn, and that's also aided by the reduction in interest expense, which has been coming down with the work we've done on the convert thus far.

Connor Stevenson

Got it. Okay. That all makes sense. Maybe you can just speak a little bit to how BD is planning to incorporate Accelerate's products into their workflow, maybe speak to any internal initiatives going on at BD to kind of prep getting Accelerate products into the channels. And maybe also just speak to how the AXDX portfolio is going to stack up against BD's prioritization on kind of their own microbiology portfolio.

Jack Phillips

Sure. Sure. No problem, Connor. So, a couple of things. I guess I'll take the last one first. As I mentioned prior here, BD has been very excited and very bullish to be partnering with Accelerate and our products. All the way through the sales team, great excitement in really having something new to sell having something new to incorporate into their overall product portfolio. We're also putting together with BD, they're leading the effort, but commission plans and targets and things like that that are most important for any sales organization.

Accelerate Diagnostics, Inc.
Monday, November 14, 2022, 4:30PM

As far as incorporation into their overall story, I mean that's the big headline for this partnership, frankly, the ability to bring the great products together with BD's products. BD is the largest microbiology player in the world with $1.1 billion in revenue. And with that, they have tremendous end-to-end solutions. But the areas that they were very focused and are very focused in improving and shoring up are the areas that Accelerate brings to them.

It starts with the Pheno, rapid AST, rapid identification, that is something that, again, will fit nicely with BD's blood culture solutions as well as their Phoenix solution, which is a slower AST type solution. And then their MALDI distribution as well that they have through Bruker. Again, that will be for Arc. It will be helpful in EMEA. As we get into the U.S., we're clearly going to be going through working with the FDA to go through likely a Class II filing for Arc to be used in conjunction with their MALDI platform.

So anyway, again, with that, I would say that BD is working on a total refresh of their bloodstream infection story. This is something that they'll be looking at launching the first part of the year and Accelerate and our solutions are very much part of that overall solution that they're recrafting right now.

Connor Stevenson

Got it. Okay. That's helpful. And then I guess just one more quick one. On the Arcs that are being used in academia, what needs to be done to get those kind of relabeled as RUO? I mean, is that pretty straightforward, those can stay on the market? And then just kind of, where are you at with kind of pulling those clinical use Arcs off the market?

Jack Phillips

Yeah. So, the answer is it's fairly straightforward to repurpose those systems to RUO. They need to be properly relabeled, which we're already in the process of and likely complete right now for all the sites that will be maintaining RUO products and kits. Internally, we'll be relabeling our kits as RUO as well prior to shipping them. And then the clinical systems that we'll be pausing on, we've already started to remove those from clinical sites that will not be moving forward with any kind of RUO product.

Connor Stevenson

Okay. Got it. That all makes sense. Thank you for the questions, appreciate it.

Jack Phillips

Okay. Connor, thank you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Phillips for any closing remarks.

Jack Phillips

Yeah. Thank you very much and thank you for all the shareholders that are dialing in today and the analysts as well for the questions. I'd like to just close by first thanking our customers, our dedicated and committed customers for the work they're doing with Pheno in the marketplace.

We continue to have a tremendous impact on the lives of patients through rapid ID and susceptibility testing. We want to recognize the great work of our employees every day. Day in and day out, they're showing up to really make a difference. And for our shareholders to be committed as we continue to build a great company.

Accelerate Diagnostics, Inc.
Monday, November 14, 2022, 4:30PM

We have three clear priorities. One is to make the BD partnership a wild success globally. As I said in my remarks, we're well on our way to doing that. We couldn't ask for a more tremendous partner than BD and we're well on our way to really getting a successful commercial plan launched with BD.

The next area is to deliver on our next-generation innovation milestones. We continue to make really good progress there. We have alpha units. We're up to about eight alpha units here in Tucson. We look to be running assay development and moving, hopefully, to clinical studies here over the next year. And then lastly, as Steve mentioned, we will be and are addressing our near-term debt overhang, and that continues to be a work in progress, and we hope to bring that to resolution very soon.

So anyway, with that, I'll end the call. Thank you again for your support and look forward to good things here moving forward with Accelerate. Thanks a lot. Bye-bye.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Accelerate Diagnostics, Inc.
Monday, November 14, 2022, 4:30PM